UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

November 30, 2007
Date of Report
(Date of earliest event reported)

SYNTHETECH, INC.
(Exact name of registrant as specified in its charter)

Oregon	000-12992	84-0845771
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1290 Industrial Way, Albany, Oregon 97322
(Address of principal executive offices) (Zip Code)

(541) 967-6575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 30, 2007, Synthetech, Inc. ("Synthetech") entered into employment agreements with Dr. Gregory Hahn, its President and Chief Operating Officer, and Gary Weber, its Vice President of Finance and Administration, Chief Financial Officer, Secretary and Treasurer.  These employment agreements replace existing agreements with these executives.

Employment Agreement with Dr. Hahn.  Pursuant to the new employment agreement between Synthetech and Dr. Hahn, Dr. Hahn will continue to serve as Synthetech's President and Chief Operating Officer.  The initial employment term expires on March 31, 2010, and starting March 31, 2010, the term will automatically renew for additional two-year periods unless terminated by either party at least 180 days prior to the then scheduled expiration date.  The term will also automatically extend for a two-year period from the date of a change of control (as defined in the agreement) of Synthetech if Dr. Hahn's employment is not terminated in connection with the change of control.

Under the terms of the employment agreement, Dr. Hahn will receive an initial annual base salary of $200,000 and is eligible to receive an annual performance bonus of up to 45% of his base salary, subject to the achievement of objectives to be established by the Compensation Committee of Synthetech's Board of Directors and provided that in the case of exceptional performance, as determined by the Compensation Committee in its sole discretion, a bonus of greater than 45% may be awarded.  Dr. Hahn will be entitled to a pro rated bonus for any partial year's service unless his employment is terminated for cause (as defined in the agreement) or he voluntarily terminates his employment without good reason (as defined in the agreement).

Under the employment agreement, Dr. Hahn will receive any grants of restricted stock, additional stock options or other equity-based awards as determined by the Compensation Committee.  Dr. Hahn will continue to receive fringe benefits, including an automobile for his use during his employment, a life insurance policy in the aggregate amount of $200,000, remaining moving expenses up to $25,000 and other benefits generally available to Synthetech's officers and employees or specifically provided for Dr. Hahn.

If Synthetech terminates Dr. Hahn's employment without cause, if Dr. Hahn terminates his employment with good reason or if Dr. Hahn's employment is terminated upon a change in control of Synthetech, Dr. Hahn is entitled to receive, in addition to accrued but unpaid compensation and a pro-rated bonus, (a) a lump sum severance payment equal to 200% of his then-current annual base salary and (b) continued health care coverage for 12 months.

Employment Agreement with Mr. Weber.  Pursuant to Synthetech's employment agreement with Mr. Weber, Mr. Weber will continue to serve as Synthetech's Vice President of Finance and Administration, Chief Financial Officer, Secretary and Treasurer.  The initial employment term expires on March 31, 2009, and, starting March 31, 2009, the term will automatically renew for additional one-year periods unless terminated by either party at least 180 days prior to the then scheduled expiration date.  The term will also automatically extend for an 18-month period from the date of a change of control (as defined in the agreement) of Synthetech if Mr. Weber's employment is not terminated in connection with the change of control

Under the terms of the employment agreement, Mr. Weber will receive an annual initial base salary of $145,000 and is eligible to receive an annual performance bonus, subject to achievement of objectives to be established by, and in such amount as determined by, the Compensation Committee.

Mr. Weber will be entitled to a pro rated bonus for any partial year's service unless his employment is terminated for cause (as defined in the agreement) or he voluntarily terminates his employment without good reason (as defined in the agreement).

Under the employment agreement, Mr. Weber will receive any grants of restricted stock, stock options or other equity-based awards as determined by the Compensation Committee in its sole discretion.  Mr. Weber will continue to participate in fringe benefit programs that are generally available to Synthetech's officers and employees or are specifically provided for Mr. Weber.

If Synthetech terminates Mr. Weber's employment without cause, if Mr. Weber terminates his employment with good reason or if Mr. Weber's employment is terminated upon a change in control of Synthetech, Mr. Weber is entitled to receive, in addition to accrued but unpaid compensation and a pro rated bonus, (a) a lump sum severance payment equal to 100% of his then current annual base salary and (b) continued health care coverage for 12 months.

A copy of the employment agreements for Dr. Hahn and Mr. Weber are filed as exhibits to this Current Report on Form 8-K and are incorporated into this Item 1.01 by this reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of November 30, 2007 between Synthetech, Inc. and Dr. Gregory Hahn.

10.2	Employment Agreement dated as of November 30, 2007 between Synthetech, Inc. and Gary Weber.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2007

By:	/s/ Gary Weber
Gary Weber
Vice President Finance and Administration, Chief Financial Officer, Secretary and Treasurer